Exhibit 99.1

FLOORING LIQUIDATORS, INC. AND AFFILIATIED COMPANIES

INDEX TO COMBINED FINANCIAL STATEMENTS

For the years ended June 30, 2022 and 2021

TABLE OF CONTENTS

Independent Auditor’s Report 1-2

Financial Statements:

Combined Balance Sheets 3

Combined Statements of Income 4

Combined Statements of Stockholders’ Equity 5

Combined Statements of Cash Flows 6

Notes to Combined Financial Statements 7-19

INDEPENDENT AUDITOR'S REPORT

To the Stockholders and Board of Directors of Live Ventures Incorporated

Las Vegas, NV

Opinion

We have audited the combined financial statements of Flooring Liquidators, Inc. and Affiliates (the Company), which comprise the combined balance sheets as of June 30, 2022 and 2021, and the related combined statements of income, stockholders’ equity and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of Flooring Liquidators, Inc. and Affiliates as of June 30, 2022 and 2021, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the combined financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the combined financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•
Exercise professional judgment and maintain professional skepticism throughout the audit.

•
Identify and assess the risks of material misstatement of the combined financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements.

•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the combined financial statements.

•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

April 5, 2023

FLOORING LIQUIDATORS, INC. AND AFFILIATIED COMPANIES COMBINED BALANCE SHEETS

June 30, 2022		June 30, 2021

Assets
Cash	$ 12,859,127	$ 12,367,626
Accounts receivable – trade	6,804,487	4,439,224
Inventory	21,469,042	14,263,272
Prepaid expenses	3,143,377	3,402,375
Total current assets	44,276,033	34,472,497
Property and equipment, net	3,519,020	3,151,714
Notes receivable – related parties	2,577,314	1,173,704
Other assets	274,787	322,680
Goodwill and intangible assets, net	78,432	100,986
Total Assets	$ 50,725,586	$ 39,221,581
Liabilities and Stockholders' Equity
Liabilities:
Accounts payable – trade	$ 7,279,550	$ 3,578,433
Accrued liabilities	2,801,082	3,763,122
Taxes payable	518,716	510,264
Current maturities of notes payable	209,044	270,514
Lines of credit	3,764,520	3,375,883
Customer deposits	4,040,383	5,212,073
Total current liabilities	18,613,295	16,710,289
Notes payable, net of current portion	587,439	1,755,415
Notes payable – related party	1,620,565	1,666,457
Deferred taxes	208,000	605,000
Total Liabilities	21,029,299	20,737,161
Commitments, contingencies, and related-party transactions
Stockholders’ Equity
Common stock, no par value; 201,000 shares authorized;
36,000 shares issued and outstanding at
June 30, 2022 and 2021	698,754	698,754
Additional paid-in capital	1,038,406	124,200
Retained earnings	27,959,127	17,661,466
Total stockholders’ equity	29,696,287	18,484,420
Total liabilities and stockholders’ equity	$ 50,725,586	$ 39,221,581

The accompanying notes are an integral part of these combined financial statements.

FLOORING LIQUIDATORS, INC. AND AFFILIATIED COMPANIES COMBINED STATEMENTS OF INCOME

Years ended June 30,

	2022	2021
Revenues	$ 124,053,442	$ 105,349,927
Cost of revenues	75,993,691	65,064,781
Gross profit	48,059,751	40,285,146
General, administrative, and selling expenses	35,803,096	29,502,221
Operating income	12,256,655	10,782,925
Other income	1,112,516	3,206,144
Income before provision for income taxes	13,369,171	13,989,069
Provision for income taxes	2,912,618	3,976,245
Net income	$ 10,456,553	$ 10,012,824

The accompanying notes are an integral part of these combined financial statements.

FLOORING LIQUIDATORS, INC. AND AFFILIATIED COMPANIES COMBINED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Shares	Common Stock	Additional Paid In Capital	Retained Earnings	Total
Balance at June 30, 2020	36,000	$ 667,754	$ 124,200	$ 8,945,288	$ 9,737,242
Net income		—	—	10,012,824	10,012,824
Contributions		31,000	—	441,965	472,965
Distributions		—	—	(1,738,611)	(1,738,611)
Balance at June 30, 2021	36,000	698,754	124,200	17,661,466	18,484,420
Net income		—	—	10,456,553	10,456,553
Contributions		—	914,206	—	914,206
Distributions		—	—	(158,892)	(158,892)
Balance at June 30, 2022	36,000	$ 698,754	$ 1,038,406	$ 27,959,127	$ 29,696,287

The accompanying notes are an integral part of these combined financial statements.

FLOORING LIQUIDATORS, INC. AND AFFILIATIED COMPANIES COMBINED STATEMENTS OF CASH FLOWS

Years ended June 30,

	2022	2021
Operating activities:
Net Income	$ 10,456,553	$ 10,012,824
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	952,905	829,343
Loss on sale of assets	9,937	35,918
Bad debt expense	163,003	19,416
Forgiveness of PPP loan	(1,221,179)	(3,035,181)
Deferred taxes	(397,000)	217,000
Changes in assets and liabilities:
Accounts receivable - trade	(2,528,266)	(2,253,272)
Prepaid expenses	258,997	(2,072,474)
Inventories	(7,205,770)	(3,377,806)
Goodwill and intangible assets, net	—	37,952
Deposits and other assets	47,893	(128,121)
Accounts payable	3,701,117	(1,569,856)
Accrued liabilities	(962,039)	1,132,154
Income taxes payable	8,452	(235,376)
Customer Deposits	(1,171,690)	2,206,959
Net cash provided by operating activities	2,112,913	1,819,480
Investing activities:
Cash paid for purchase of property and equipment	(1,307,594)	(1,273,441)
Notes receivable – related parties	(1,403,610)	(677,950)
Net cash used in investing activities	(2,711,204)	(1,951,391)
Financing activities:
Advance on line of credit	388,637	—
Long term debt - unrelated (repayment)/origination	(8,267)	831,141
Notes payable related party (repayment)/origination	(45,892)	98,269
Common stock	—	31,000
Captital contribution	914,206	441,965
Captital distributions	(158,892)	(1,738,611)
Net cash provided (used in) by financing activities	1,089,792	(336,236)
Net increase / (decrease) in cash	491,501	(468,147)
Cash, beginning of period	12,367,626	12,835,773
Cash, end of period	$ 12,859,127	$ 12,367,626

The accompanying notes are an integral part of these combined financial statements.

FLOORING LIQUIDATORS, INC. AND AFFILIATIED COMPANIES

Notes to the Combined Financial Statements For the years ended June 30, 2022 and 2021

NOTE 1 – BUSINESS

Nature of operations: Flooring Liquidators, Inc. (“FL”) is a C corporation, which was incorporated in 2003 and headquartered in Modesto, California, that sells flooring materials and provides flooring installation services. FL had 18 retail stores across California and primarily serves retail customers throughout the Central Valley of California.

Elite Builder Services, Inc. (“EBS”) is an S corporation, with headquartered in Modesto, California, that is a home builder service provider that provides a range of installation materials and services for national, regional, and local home builders and home buyers. EBS primarily serves the greater San Francisco Bay and California’s central valley areas.

7 Day Stone, Inc. (“7DS”) is an S corporation, with headquartered in Modesto, California, that fabricates, sells, and installs natural stone countertops primarily for home builders in the greater San Francisco Bay and California’s central valley areas.

Floorable, LLC (“Floorable”) is an Limited Liability company, with headquartered in Modesto, California, that franchises mobile retail flooring businesses throughout the United States.

K2L Leasing (“K2L”) is an Limited Liability company, with headquartered in Modesto, California, that leases vehicles and equipment to affiliate entities.

SJ&K Equipment (“SJ&K”) is an S corporation, with headquartered in Modesto, California, that leases vehicles and equipment to affiliate entities.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of combination: The accompanying combined financial statements include the combined accounts of FL, EBS, 7DS, Floorable, K2L and SJ&K.

FL, EBS, 7DS, Floorable, K2L and SJ&K (collectively referred to as the “Companies”) are under common control of ownership and management and are combined for purposes of these financial statements. Material intercompany balances and transactions have been eliminated in these combined financial statements. Entities included in this report have various year ends for financial reporting purposes all figures presented are based on a June 30th year end.

Basis of accounting: These combined financial statements are presented using the accrual basis of accounting.

Cash and cash equivalents: Cash and cash equivalents include cash in banks. The Companies consider all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

The Companies maintain their cash in bank deposit accounts, which, at times, may exceed federally insured limits. Deposits are guaranteed by the Federal Deposit Insurance Corporation up to $250,000. As of June 30, 2022 the Companies has cash on hand in excess of FDIC limits of $11,800,689.

The Companies have restricted cash of $387,025 and $281,051 as of June 30, 2022 and 2021, respectively. The restricted cash is associated to a Letter of Credit that is required as part of the insurance captive.

Accounts receivable: Generally accepted accounting principles require that an allowance for doubtful accounts be established for accounts deemed to be uncollectible. The Company maintains an allowance for doubtful accounts, which is based upon historical bad debt experience and periodic evaluations of the aging and collectability of the trade receivables. This allowance is maintained at a level which the Company believes is sufficient to cover potential credit losses and trade receivables are only written off to bad debt expense as uncollectible after all reasonable collection efforts have been made. As of June 30, 2022 and 2021, the allowance for doubtful accounts was $0, based on the historically low write-offs for bad debt.

Inventory: Inventory consists of work in process and finished product. Inventories are valued at the lower of cost or net realizable value on a first-in first-out basis.

Inventories are valued at the lower of the inventory’s cost (first in, first out basis or “FIFO”) or net realizable value of the inventory. Management compares the cost of inventory with its net realizable value and an allowance is made to write down inventory to net realizable value, if lower. Management also reviews inventory to determine if excess or obsolete inventory is present and a reserve is made to reduce the carrying value for inventory for such excess and or obsolete inventory. At years ended June 30, 2022 and 2021, the inventory reserves were approximately $895,360 and $862,738, respectively.

Property and equipment: Property and equipment are carried at cost. Depreciation of property and equipment is provided using the straight-line method of accounting over the assets’ estimated useful lives, which are from 3 to 15 years. Depreciation expense includes amortization of software, which is amortized over 3 to 5 years, and leasehold improvements, which are amortized over the remaining life of the lease. Depreciation and amortization expense of property and equipment was $930,351 and $806,789 for the years ended June 30, 2022 and 2021, respectively. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

Concentrations:

For year ended June 30, 2022, three vendors represented approximately 36% of the materials purchases for the year and four vendors represented approximately 49% of the total accounts payable balance at year end. For year ended June 30, 2021, six vendors represented approximately 49% of the materials purchases for the year and three vendors represented approximately 26% of the total accounts payable balance at year end.

Geographic Risk: The Company has a concentration of credit risk for cash by maintaining most of the deposits in banks that are located within the same geographic region in central California.

A substantial portion of the company operations and sales are located in central California, which create a geographic concentration risk specific to local economic factors in this region.

Income taxes: The Company accounts for income taxes using the asset and liability method. The asset and liability method requires recognition of deferred tax assets and liabilities for expected future tax consequences of temporary differences that currently exist between tax bases and financial reporting bases of the Company’s assets and liabilities. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided on deferred taxes if it is determined that it is more likely than not that the asset will not be realized. The Company recognizes penalties and interest accrued related to income tax liabilities in the provision for income taxes in its Combined Statements of Income.

Significant management judgment is required to determine the amount of benefit to be recognized in relation to an uncertain tax position. The Company uses a two-step process to evaluate tax positions. The first step requires an entity to determine whether it is more likely than not (greater than 50% chance) that the tax position will be sustained. The second step requires an entity to recognize in the financial statements the benefit of a tax position that meets the more-likely-than-not recognition criterion. The amounts ultimately paid upon resolution of issues raised by taxing authorities may differ materially from the amounts accrued and may materially impact the financial statements of the Company in future periods.

Advertising: Advertising costs are expensed as incurred. Advertising costs were $740,193 and $561,258 for the years ended June 30, 2022 and 2021, respectively.

Shipping and handling costs: Freight expense associated with product shipped to customers that is the obligation of the Companies is recognized in cost of goods sold.

Use of estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Significant estimates made in connection with the accompanying combined financial statements include the estimated reserve for doubtful current and long-term trade and other receivables, the estimated reserve for excess and obsolete inventory, recognition of revenue.

Revenue Recognition: Sales revenue is accounted for in accordance with Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“Topic 606”). Topic 606 provides a five-step revenue recognition model that is applied to the Company’s customer contracts. Under this model we (i) identify the contract with the customer, (ii) identify our performance obligations in the contract, (iii) determine the transaction price for the contract, (iv) allocate the transaction price to our performance obligations and (v) recognize revenue when or as we satisfy our performance obligations.

For retail transactions, revenue is recognized upon transfer of control of the promised goods reflected in the contract or invoice. For sales that include installation, revenue is recognized upon completion of the installation of the material in accordance with the contract. We enter into contracts that may include various combinations of products and services, which are generally distinct and accounted for as separate performance obligations.

Revenues for material service contracts are recognized as services are completed. Unbilled revenue is included in the accounts receivable figure on the balance sheet. The company has unbilled service revenue of $2,617,038, $791,558 and $149,643 that was recognized as June 30, 2022, 2021, and 2020, respectively.

The following is the summary of revenue by major product and service:

	June 30, 2022	June 30, 2021
Product sales	$ 97,595,395	$ 89,006,846
Service revenue	$ 26,458,047	$ 16,343,081
Total	$ 124,053,442	$ 105,349,927

Certain transactions require customer deposits for special order materials or installation contracts. The customer deposits are recorded as a liability, until the company performs their obligation under the contract. The company had $4,040,383 and $3,375,883 in customer deposits as of June 30, 2022 and 2021, respectively.

NOTE 3 – RECENT ACCOUNTING PRONOUNCEMENTS

In February 2016, the Financial Accounting Standards Board (FASB) issued ASU 2016-02, Leases (Topic 842), which will require leases with terms of more than 12 months to be recorded as an asset on the balance sheet for the right to use the leased asset and a lease liability measured on a discounted basis for leases. Leases will be classified as either finance leases or operating leases depending on the characteristics of the lease, consistent with current GAAP. The recognition, measurement, and presentation of expenses and cash flows arising from the lease will depend on the lease classification. ASU 2016-02 is effective for non-public companies for fiscal years beginning after December 15, 2021, with early adoption permitted. The Companies are evaluating the impact the pronouncement may have on the combined financial statements.

In May 2014, the FASB issued Accounting Standards Codification (ASC) 606, Revenue from Contracts with Customers, which provides a five-step analysis of contracts to determine when and how revenue is recognized and replaces most existing revenue recognition guidance in U.S. generally accepted accounting principles (GAAP). The core principle of the new guidance is that an entity should recognize revenue to reflect the transfer of goods and services to customers in an amount equal to the consideration the entity receives or expects to receive. ASC 606 is effective for annual reporting periods beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. The Companies adopted ASC 606 with a date of the initial application of July 1, 2020. The Companies adopted ASC 606 using the modified retrospective method applied to all contracts not completed as of July 1, 2020. The adoption of ASC 606 did not result in a change to the accounting for any revenue streams; as such, no cumulative effect adjustment was recorded.

In October 2018, the FASB issued ASU 2018-17, Consolidation (Topic 810): Targeted Improvements to Related Party Guidance for Variable Interest Entities, which provides private companies with an accounting alternative for certain commonly controlled entities. Effective July 1, 2020, the Companies are electing an accounting policy not to evaluate qualifying entities under the variable interest entity guidance (VIE) in FASB ASC Topic 810.

NOTE 4 – INVENTORY

The following table details inventory as of June 30, 2022 and 2021:

	June 30, 2022	June 30, 2021
Work in process	$ —	$ 150,918
Finished goods	22,364,402	14,975,092
	22,364,402	15,126,010
Less: Allowance for obsolescence	(895,360)	(862,738)
Total inventory	$ 21,469,042	$ 14,263,272

NOTE 5 – PROPERTY, PLANT & EQUIPMENT

The following table details property, plant & equipment as of June 30, 2022 and 2021:

	June 30, 2022	June 30, 2021
Machinery and equipment	$ 4,045,071	$ 4,008,569
Vehicles	$ 3,797,376	$ 3,054,956
Leasehold improvements	$ 1,196,880	$ 1,196,109
Furniture and fixtures	$ 1,073,600	$ 566,597
	10,112,927	8,826,231
Less: Accumulated depreciation	(6,593,907)	(5,674,517)
Total property and equipment, net	$ 3,519,020	$ 3,151,714

NOTE 6 – INTANGIBLE ASSETS AND GOODWILL

Goodwill consists of the excess cost over fair value of the net assets acquired in purchase acquisitions. In accordance with FASB ASU No. 2014-02, FL elected the accounting alternative to amortize goodwill on a straight-line basis over 10 years and will only evaluate goodwill for impairment when a triggering event occurs. During the years ended June 30, 2022 and 2021, no triggering events occurred requiring impairment testing. As such, no impairment loss was recorded.

NOTE 7 – INCOME TAXES

Deferred income taxes are calculated for differences in financial reporting and income tax reporting purposes. Differences include depreciation and state income taxes.

The provision for income taxes for the years ended June 30, 2022 and 2021 has been computed as follows:

	Year Ended	Year Ended
	June 30, 2022	June 30, 2021
Current expense:
Federal	$ 2,198,083	$ 2,208,887
State	1,111,535	1,162,358
	3,309,618	3,371,245
Deferred expense:
Federal	(394,000)	581,000
State	(3,000)	24,000
	(397,000)	605,000
Total income tax expense	$ 2,912,618	$ 3,976,245

Long-term deferred tax liabilities at June 30, 2022 and 2021 are computed as follows:

Year Ended Year Ended

June 30,

2022

June 30,

2021

Deferred tax liability:

Federal	$ 187,000	$ 581,000
State	21,000	24,000
	$ 208,000	$ 605,000

FL files income tax returns in the U.S. federal, California, and other state and local jurisdictions as required. FL’s federal and California income tax returns remain open for examination by the Internal Revenue Service and the Franchise Tax Board for three and four years, respectively.

EBS, 7DS and SJ&K are organized as S corporations and, therefore, the Company does not pay federal corporate income taxes on its taxable income. Stockholders are liable for individual federal income taxes on their share of the Companies’ net income on their individual income tax returns. California tax law conforms to the federal tax law by recognizing S corporations as pass-through entities. This recognition is partial however, in that a 1.5% rate of tax is still imposed at the corporate level in California. EBS and 7DS’s federal and California tax returns remain open for examination by the Internal Revenue Service and the Franchise Tax Board for three and four years, respectively.

NOTE 8 – LONG-TERM DEBT

	June 30, 2022	June 30, 2021
Note payable to a bank is due in monthly installments of $8,772 including principal and interest at 3.75%. The note matures March 2051 and is secured by all tangible and intangible personal property.	$ 154,920	$ 150,000
Note payable to a bank is due in monthly installments of $9,086 including principal and interest at 4.25%. The note matures January 2023 and is personally guaranteed by one of the stockholders of the Companies.	10,705	116,782
Notes payable to banks and finance companies are due in total monthly installments of $5,579, including principal and interest. Interest rates on the notes range from 0% to 6.25%, with a weighted average rate of 2.86% The notes mature between November 2022 and June 2026 and are secured by vehicles and equipment.	101,927	251,450

Note payable is due to a bank through the Paycheck Protection Program in 44 monthly payments of $18,308 beginning July 2022, including interest at 1.00%. The note matures February 2026. The full amount of the loan was forgiven in December

2021.	—	780,270
Note payable is due to a bank through the Paycheck Protection Program in 44 monthly payments of $10,346 beginning August 2022, including interest at 1.00%. The note matures March 2026. The full amount of the loan was forgiven in January 2022.	—	440,909
Notes payable to banks and finance companies are due in total monthly installments of $6,767.15, including principal and interest at 3.89%. The notes mature between July 2021 and July 2026 and are secured by vehicles and equipment.	$ 300,000	—
Note payable to an individual assocaited with the affiliate entities. The note is noninterest bearing and unsecured.	$ 50,000	50,000
Note payable is due in monthly installments of $5,000, including principal and interest at 4.00%. The loan matures in December 2022.	$ 28,931	86,518
Note payable to a bank is due in monthly installments of $8,772 including principal and interest at 3.75%. The note matures June 2051 and is secured by all tangible and intangible personal property.	150,000	150,000
Total notes payable	796,483	2,025,929
Less current portion	(209,044)	(270,514)
Long-term portion	$ 587,439	$ 1,755,415

The aggregate maturities of long-term debt are as follows:

Twelve months ending June 30,

2023	$ 209,044
2024	101,895
2025	101,506
2026	89,278
2027	77,560
Thereafter	217,200
Total	$ 796,483

Interest expense related to long term debt, including the line of credit, was $196,341 and $222,678 for years ended June 30, 2022 and 2021, respectively.

NOTE 9 – LINES OF CREDIT

FL has a line of credit of $5,000,000, which is secured by inventory, chattel paper, accounts, equipment, deposit accounts, and general intangibles and is subject to restrictive covenants. The outstanding balance on the line was $2,537,637 and $2,149,000 as of June 30, 2022 and 2021, respectively. Interest is due monthly and calculated using the Prime Rate as published by the Wall Street Journal plus 0.50%. The interest rate was 5.25% and 3.75% as of June 30, 2022 and 2021, respectively. The interest rate is subject to a minimum rate of not less than 5.00%, and matures April 2023. Certain financial covenants are associated with this line of credit. As of June 30, 2022, FL was in compliance with all covenants described in this line of credit.

EBS has a line of credit of $2,000,000, which is secured by inventory, chattel paper, accounts, equipment, deposit accounts, and general intangibles. The outstanding balance was $1,226,883 and $1,226,883 as of June 30, 2022 and 2021, respectively. Interest is due monthly and calculated using the Prime Rate as published by the Wall Street Journal plus 0.50%. The interest rate was 5.25% and 3.75% as of June 30, 2022 and 2021, respectively. The line of credit matures April 2023.

NOTE 10 – RELATED PARTY TRANSACTIONS

The Companies’ stockholders hold interests in related entities and the Companies have transactions with those entities. The Companies have elected to apply the accounting alternative provided to private companies in FASB ASC Topic 810 for K2LPM, S&K, Railroad Investments and AAK as they are under common control. As a result, the Companies have not evaluated these entities under common control in accordance with the guidance in the VIE subsection of FASB ASC 810. The following is a summary of these entities and transactions:

K2L Property Management, LLC (“K2LPM”): The Companies lease certain property from K2LPM (see Note 11). FL also has a note receivable due from K2LPM in the amount of $1,620,086 and $744,579 as of June 30, 2022 and 2021, respectively. SJ&K has a note receivable due from K2LPM in the amount of

$391,998 and $346,210 as of June 30, 2022 and 2021, respectively. K2L Leasing has a note receivable due from K2LPM in the amount of $749,667 and $0 as of June 30, 2022 and 2021, respectively. These notes are non-interest bearing and contains no formal repayment terms. The Companies believe their maximum financial exposure related to K2LPM is limited to its leasing activities and the note receivable.

S&K Enterprise (S&K): The Companies lease certain equipment from S&K. FL also has a note receivable due from S&K in the amount of $1,180,382 and $1,189,382 as of June 30, 2022 and 2021, respectively.

SJ&K also has a note receivable due from S&K in the amount of $464,485 and $584,793 as of June 30, 2022 and 2021, respectively. The note is non-interest bearing and does not have any formal repayment terms. The Companies believe their maximum financial exposure related to S&K is limited to its leasing activities and the note receivable.

Railroad Investments, LLC (“RI”): The Companies lease certain property from RI (see Note 11). FL also has a note receivable due from RI in the amount of $115,563 and $108,927 as of June 30, 2022 and 2021,

respectively. The note is non-interest bearing and contains no formal repayment terms. The Companies believe their maximum financial exposure related to RI is limited to its leasing activities and the note receivable at June 30, 2022.

Notes payable: FL has a note payable to a stockholder that is due in monthly installments of $5,000 including principal and interest at 4.00%. The note matures December 2022, is unsecured, and has a balance outstanding of $28,931 and $86,518 as of June 30, 2022 and 2021, respectively. The balance due as of June 30, 2022 will be paid at maturity. FL also has a note payable to a stockholder with no stated interest rate, no formalized payment terms, and is unsecured. The balance due on this note was $50,000 and $50,000 as of June 30, 2022 and 2021, respectively.

All About Kitchens, LLC (“AAK”): FL had purchases and sales from AAK during the years ended June 30, 2022 and 2021. Sales to AAK were $105,054 and $205,450, and purchases from AAK were $0 and

$23,044 during the years ended June 30, 2022 and 2021, respectively. FL has a receivable due from AAK of $31,411 and $14,900 as of June 30, 2022 and 2021, respectively. The Companies believe their maximum financial exposure related to AAK is limited to the receivable at June 30, 2022.

NOTE 11 – LEASES

FL leases building and warehouse space throughout California from unrelated parties at rates ranging from

$2,400 to $33,431 per month, which includes common area maintenance. The terms of the leases range from 3 to 5 years with the latest expiring July 2027. Rent expense under these operating lease arrangements was $2,584,086 and $2,230,492 for the years ended June 30, 2022 and 2021, respectively.

FL leases building and warehouse space throughout California from related parties at rates ranging from

$7,335 to $36,000 per month. The terms of the leases range from month-to-month to 10 years with the latest expiring December 2027. Rent expense under these operating lease arrangements was $1,694,349 and

$1,201,707 for the years ended June 30, 2022 and 2021, respectively.

EBS leases building and warehouse space throughout California from unrelated parties at rates ranging from $2,700 to $21,207 per month. The length of the leases are three years with the latest expiring March 2025. Rent expense under these operating lease arrangements was $292,534 and $281,650 for the years ended June 30, 2022 and 2021, respectively.

7DS leases building and warehouse space in Modesto, California from a related party at the rate of $12,812 per month. The lease is month-to-month and began in June of 2021. Rent expense under this operating lease arrangement was $153,744 and $12,812 for the years ended June 30, 2022 and 2021, respectively.

FL leases equipment from unrelated parties at rates ranging from $580 - $2,778 per month. The terms of the leases range from five to seven years, with the latest lease expiring in October 2026. Rent expense under these operating lease arrangements was $148,539 and $105,199 for the years ended June 30, 2022 and 2021, respectively.

Minimum future lease payments for all building, warehouse, and operating lease agreements at June 30, 2022 are as follows:

Twelve months ending June 30,	Related Party	Unrelated Party	Total
2023	$ 2,100,995	$ 2,817,578	$ 4,918,573
2024	2,221,212	1,865,059	4,086,271
2025	2,221,212	1,377,520	3,598,732
2026	2,221,212	1,068,403	3,289,615
2027	2,221,212	518,919	2,740,131
Thereafter	1,110,606	2,244,315	3,354,921
Total	$12,096,449	$9,891,794	$21,988,243

Minimum future lease payments for all equipment lease agreements at June 30, 2022 are as follows:

Twelve months ending June 30,	Unrelated Party
2023	$ 163,667
2024	166,372
2025	141,500
2026	61,173
2027	17,833
Thereafter	2,485
Total	$ 553,030

NOTE 12 – RETIREMENT PLAN

FL sponsors a profit sharing 401(k) plan which covers all eligible employees of FL, EBS, and 7DS. The Companies provide each eligible employee a safe harbor basic matching contribution of 100% of the employee’s salary deferrals up to 4% of the employee’s compensation. The Companies made matching contributions of $212,363 and $137,443 for the years ended June 30, 2022 and 2021, respectively.

NOTE 13 – OTHER INCOME (EXPENSE)

The following table details the components of Other income and expense for the years ended June 30, 2022 and 2021:

		June 30, 2022	June 30, 2021
	PPP loan forgiveness	$ 1,221,179	$ 3,035,181
	Misc. income	(86,162)	215,063
	Penalties and interest	(22,501)	(44,100)
	Total	$ 1,112,516	$ 3,206,144
NOTE 14 – COVID-19

In January 2020, the World Health Organization (WHO) announced a global health emergency because of a new strain of coronavirus originating in Wuhan, China (the COVID-19 outbreak) and the risks to the international community as the virus spreads globally beyond its point of origin. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally.

In March 2020, President Trump signed into law the “Coronavirus Aid, Relief, and Economic Security (CARES) Act.” The CARES Act, among other things, includes provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations, increased limitations on qualified charitable contributions, and technical corrections to tax depreciation methods for qualified improvement property. It also appropriated funds for the SBA Paycheck Protection Program loans that are forgivable in certain situations to promote continued employment.

On April 13, 2020, FL received a loan in the amount of $1,628,621 under the Paycheck Protection Program. The loan accrued interest at a rate of 1% and had an original maturity date of two years which can be extended to five years by mutual agreement of the Companies and the lender. Payments are deferred during the deferral period. The deferral period is the period beginning on the date of this note, April 13, 2020, and ending 10 months after the last day of the covered period (Deferral Expiration Date). The loan was forgiven on February 25, 2021 and is included in other income for the year ended June 30, 2021.

On April 8, 2020, EBS received a loan in the amount of $984,928 under the Paycheck Protection Program. The loan accrued interest at a rate of 1% and had an original maturity date of two years which can be extended to five years by mutual agreement of the Companies and the lender. Payments are deferred during the deferral period. The deferral period is the period beginning on the date of this note, April 8, 2020, and ending 10 months after the last day of the covered period (Deferral Expiration Date). The loan was forgiven on March 29, 2021 and is included in other income for the year ended June 30, 2021.

On February 16, 2021, EBS received a second loan in the amount of $780,270 under the Paycheck Protection Program. The loan accrued interest at a rate of 1% and had an original maturity date of five years. Payments are deferred during the deferral period. The deferral period is the period beginning on the date of this note, February 16, 2021, and ending 10 months after the last day of the covered period (Deferral

Expiration Date). The loan was forgiven on December 30, 2021 and is included in other income for the year ended June 30, 2022.

On April 7, 2020, 7DS received a loan in the amount of $421,632 under the Paycheck Protection Program. The loan accrued interest at a rate of 1% and had an original maturity date of two years which can be extended to five years by mutual agreement of the Companies and the lender. Payments are deferred during the deferral period. The deferral period is the period beginning on the date of this note, April 7, 2020, and ending 10 months after the last day of the covered period (Deferral Expiration Date). The loan was forgiven on March 2, 2021 and is included in other income for the year ended June 30, 2021.

On March 1, 2021, 7DS received a second loan in the amount of $440,909 under the Paycheck Protection Program. The loan accrued interest at a rate of 1% and had an original maturity date of five years. Payments are deferred during the deferral period. The deferral period is the period beginning on the date of this note, March 1, 2021, and ending 10 months after the last day of the covered period (Deferral Expiration Date). The loan was forgiven on January 5, 2022 and is included in other income for the year ended June 30, 2022.

Under the requirements of the CARES Act, as amended by the PPP Flexibility Act and Consolidated Appropriations Act, 2021, proceeds may only be used for the Companies’ eligible payroll costs (with salary capped at $100,000 on an annualized basis for each employee), or other eligible costs related to rent, mortgage interest utilities, covered operations expenditures, covered property damage, covered supplier costs, and covered worker protection expenditures, in each case paid during the 24-week period following disbursement. PPP loans may be fully forgiven if (i) proceeds are used to pay eligible payroll costs or other eligible costs and (ii) full-time employee headcount and salaries are either maintained during the 24-week period following disbursement or restored by December 31, 2020. If not maintained or restored, any forgiveness of the PPP loans would be reduced in accordance with the regulations that were issued by the SBA. All the proceeds of the PPP loans were used by the Companies to pay eligible payroll costs and the Companies maintained its headcount and otherwise complied with the terms of the PPP loans. The loan proceeds were recorded as a financial liability in accordance with FASB ASC 470 and subsequently recorded as other income when the notes payable were forgiven.

The Company’s business, results of operations, and financial condition may be affected by the recent and ongoing outbreak of COVID-19. The ultimate disruption which may be caused by the outbreak is uncertain; however, it may result in an adverse impact on the Company’s financial position, operations, cash flows, and investments. Possible effects may include, but are not limited to, disruption to the Company’s customers and revenue, absenteeism in the Company’s labor workforce, and unavailability of products and supplies used in operations.

Although management is continuing to monitor and assess the effects of the COVID-19 pandemic on the business, the ultimate impact of the COVID-19 outbreak or a similar health epidemic is highly uncertain and subject to change. The Companies have continued to operate during the pandemic and operations have been modified to comply with COVID-19 safety guidelines. The pandemic has caused disruptions in the shipping industry, including delayed shipping times and shortages of shipping containers, which in turn have had a negative impact on the Company’s cash flow.

NOTE 15 – SUBSEQUENT EVENTS

Acquisition of Flooring Liquidators

On January 18, 2023, Live Ventures, Inc. (“LIVE”) acquired 100% of the issued and outstanding equity interests of Flooring Liquidators, Inc., Elite Builder Services, Inc., 7 Day Stone, Inc., Floorable, LLC, K2L Leasing, LLC, and SJ & K Equipment, Inc. (collectively, the “Acquired Companies”) for approximately

$83.8 million in consideration. The Acquired Companies are leading retailers and installers of floors, carpets, and countertops to consumers, builders and contractors in California and Nevada.